February 8, 1999

VIA FEDERAL EXPRESS

Mr. Recie Bomar
196 Old River Road, #612
Lincoln, Rhode Island 02865

             RE: MIM CORPORATION

Dear Recie:

         MIM Corporation, a Delaware corporation (the "Company"), is pleased to offer you employment as the Vice President - Sales and Marketing of the Company, on the terms and subject to the conditions set forth below. The terms and conditions of your employment, upon your execution and delivery of this letter to us, will be as follows:

1.  POSITION AND DUTIES:                Vice  President - Sales and Marketing of
                                        the Company, with overall responsibility
                                        for  sales  and  marketing  areas of the
                                        Company   and   its   subsidiaries   and
                                        affiliates including, but not limited to:

                              (i) Preparation of, and primary responsibility for sales and marketing plans of the Company's and its subsidiaries' products and services;

                              (ii) implementing sales and marketing plans and overall responsibility for sales and marketing personnel and the generation of sales related revenues; and


                              (iii) the hiring and termination of personnel in support of the sales and marketing group, with the prior approval of Chief Executive Officer.


                                        In such  capacity,  you shall report to,
                                        and shall  have such  further  duties as
                                        shall  be   assigned   to  you  by,  the
                                        Company's   Chief   Executive   Officer,
                                        Richard H. Friedman.

2. TERM:                                Subject to the  execution  and
                                        delivery of this letter, a Non-Qualified
                                        Stock Option Agreement  substantially in
                                        the form  attached  hereto as  Exhibit A
                                        (the   "Option   Agreement")   and   the
                                        Restrictive Covenants attached hereto as
                                        Exhibit   B,   your   employment   shall
                                        commence   and  shall   continue   until
                                        terminated by you or the Company. The first year of your employment shall terminate on December 31, 1999. Each year of your employment thereafter shall coincide with the calendar year.

Mr. Recie Bomar
February 8, 1999
Page 2

3. BASE COMPENSATION:         Your  base   salary   shall  be  at  the  rate  of
                              $180,000.00 per calendar year, payable bi-weekly, or at such other times as other employees of the Company are paid generally. Your performance and compensation shall be reviewed twelve (12) months after the commencement of your employment and every twelve (12) months thereafter. However, any increase in your compensation shall be in the Company's sole and absolute discretion.


4. BONUS COMPENSATION:        During your  employment,  you shall be eligible to
                              receive  bonus  compensation  under the  Company's
                              1998 executive bonus program (the "Bonus Program")
                              established  for the benefit of senior  executives
                              of  the   Company.   During  your  first  year  of
                              employment ending December 31, 1999, you will only be entitled to receive the cash component of the Bonus Program pro-rata based on the number of days you were employed by the Company during the first year of your employment bears to a full calendar year.


                              Eligibility for the aforementioned bonuses will be premised upon your continuing employment through the end of the calendar year to which the bonus in any year of your employment relates, and will be subject to the terms and conditions of the Bonus Program. The Bonus Program was created to provide senior executives of the Company with cash and equity incentives upon reaching certain predetermined revenue, earnings and share performance goals. Attached hereto as Exhibit C is an outline of the Bonus Program and your entitlements thereunder as well as an example of the way in which the Bonus Program would affect your grants thereunder. The terms and conditions of the Bonus Program shall be subject to the completion of definitive documentation with respect thereto. If there shall exist any conflict between this Agreement (including Exhibit B) and the definitive documentation governing the Bonus Program, the definitive documentation (and not this agreement) shall control.


                              All base, bonus or other compensation received shall be subject to applicable federal, state and local withholding and other taxes.

Mr. Recie Bomar
February 8, 1999
Page 3


5. TRANSPORTATION ALLOWANCE:  During your  employment,  the Company will provide you with a monthly allowance of $500 for the use of an automobile.


6. RELOCATION ALLOWANCE:      The  Company  will  provide  you  with  a  $25,000
                              relocation   allowance  in  connection  with  your
                              relocation  to  the  Company's   chief   executive
                              offices located in Elmsford, NY, You will receive your relocation allowance upon the later to occur of (i) the completion of the move to your new primary residence in the Elmsford, NY vicinity, and seven days from and after your first day of employment with the Company.

7. SIGNING BONUS:             The Company  will pay you,  within seven days from
                              and after your first date of employment, $25,000, net of applicable withholding.


                              You agree that you will repay to the Company all amounts paid to you or on your behalf under Sections 6 and 7 hereof if you terminate your employment with the Company on or before March 1, 2000. In such event, all such amounts will be repaid by you on or before the last day of your employment.

8. PARTICIPATION IN HEALTH
   BENEFIT PLANS; VACATION:   During your employment with the Company, you shall
                              be permitted,  if and to the extent  eligible,  to
                              participate  in  all  employee  health  and  other
                              related benefit plans,  policies and practices now
                              or  hereafter  maintained  by or on  behalf of the
                              Company,  commensurate with your position with the
                              Company.  Nothing in this agreement shall preclude
                              the Company from  terminating or amending any such
                              plans or  coverage so as to  eliminate,  reduce or
                              otherwise  change any benefit payable  thereunder.
                              You shall also be  entitled  to receive  $3,000.00
                              toward  life  insurance  premiums,  grossed up for
                              federal and state  taxes.  You will be entitled to
                              three  weeks of vacation in 1999 and four weeks of
                              vacation  thereafter.  All  such  benefits  may be
                              amended   or   modified   from  time  to  time  or
                              terminated by the Company in its sole and absolute discretion.

9.  EXPENSES:                 Subject to such  policies as may from time to time
                              be   established   by  the   Company's   Board  of
                              Directors, the Company will pay or reimburse you for all reasonable and necessary expenses actually

Mr. Recie Bomar
February 8, 1999
Page 4

                              incurred or paid by you during the term of your employment in the performance of your duties under this agreement, upon submission and approval of expense statements, vouchers or other reasonable supporting information in accordance with the then customary practices of the Company.

10. SEVERENCE;
    CHANGE OF CONTROL:        If,  within the  three-month  period  following  a
                              "Change of Control"  (as defined  below),  you are
                              terminated by the Company or a successor entity or
                              you elect to terminate your  employment  after the
                              Company  or  such  successor   entity   materially
                              reduces  your  duties  and  responsibilities,   or
                              assigns you duties  materially  inconsistent  with
                              your  position  prior to such  Change of  Control,
                              then you  shall be  entitled  to  receive  six (6)
                              months  salary  and  other  benefits   earned  and
                              accrued  prior  to  the  effective   date  of  the
                              termination of your employment (and reimbursement for expenses incurred prior thereto).

                              In addition, all outstanding unvested options held by you shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms. In such event, you shall also become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended. Thereafter you shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment or other triggering event, or any other rights hereunder.


                              For  purposes  of  this   Agreement,   "Change  of
                              Control" means the occurrence of one of the following:


                              (i) a "person" or "group" within the meaning of sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company (including options, warrants, rights and convertible and exchangeable securities) representing 50% or more of the combined voting power of the Company's then outstanding securities in any one or more transactions; provided, however, that purchases by employee benefits plans of the Company and by the Company or its affiliates shall be disregarded; or

Mr. Recie Bomar
February 8, 1999
Page 5

                              (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the operating assets of the Company; or

                              (iii) a merger or consolidation, or a transaction having a similar effect (unless such merger, consolidation or similar transaction is with a subsidiary of the Company or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who at that time own a majority of the Company's outstanding common stock (the "Common Stock")), where (A) the Company is not the surviving corporation, (B) the majority of the Common Stock of the Company is no longer held by the stockholders of the Company immediately prior to the transaction, or (C) the Company's Common Stock is converted into cash, securities or other property (other than the common stock of a company into which the Company is merged).

11.  RESTRICTIVE COVENANTS:   Contemporaneously  with the  commencement  of your
                              employment,  you shall  execute  and  deliver  the
                              Restrictive  Covenants  substantially  in the form
                              attached hereto as Exhibit B, whereby, among other
                              things,  you will  agree to not  compete  with the
                              "Business" of the Company (as defined)  during the
                              term of your  employment  and for a period  of one
                              year  following  such   termination   and  to  not
                              disclose to any third party any trade secrets or proprietary information relating to the Company, now or hereafter acquired by you.

12. ASSIGNABILITY; BINDING
    NATURE: This agreement is binding upon, and will inure to the benefit of the parties hereto and their respective successors, heirs, administrators, executors and assigns. None of your rights or obligations under this agreement may be transferred by will or operation of law. The rights and obligation of the Company under this agreement may be assigned or transferred by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company.

Mr. Recie Bomar
February 8, 1999
Page 6

13. ENTIRE AGREEMENT:         This  agreement  supersedes  all prior  agreements
                              and, together with the Option Agreement, the Confidentiality Agreement and the Non-Competition
                              Agreement, contains the entire agreement between the parties concerning the subject matter hereof.

14. AMENDMENTS AND WAIVERS:
                              This agreement may not be modified, amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

15.  NOTICES:                 Any notice given  hereunder must be in writing and
                              will be deemed received when delivered  personally
                              or by  courier,  or  five  (5)  days  after  being
                              mailed,   certified  or  registered  mail,  return
                              receipt requested and duly addressed to the party concerned at the address indicated above or at such other address as such party may subsequently provide in writing.

16. GOVERNING LAW :           The  agreement  will be governed by, and construed
                              and interpreted in accordance with the laws of the State of New York.

Mr. Recie Bomar
February 8, 1999
Page 7

         If you are in agreement with the terms and conditions of your employment pursuant to this letter agreement, kindly execute this letter agreement in the space provided below and return it to the undersigned.

                                   Sincerely yours,

                                   MIM Corporation

                                   BY: /S/ BARRY A. POSNER
                                       ------------------------------------
                                      Name: Barry A. Posner
                                      Title:  Vice President and General Counsel

AGREED TO AND ACCEPTED BY:


/S/ RECIE BOMAR
------------------------
Name: Mr. Recie Bomar

3

                                        1

                                                                       EXHIBIT B

                              RESTRICTIVE COVENANTS

         COVENANT AGAINST COMPETITION; OTHER COVENANTS. The Executive acknowledges that (i) the principal business of the Company is the provision of a broad range of services designed to promote the cost-effective delivery of pharmacy benefits, including pharmacy benefit management services, claims processing and/or the purchasing of pharmaceutical products on behalf of pharmacy networks and long term care facilities (including assisted living facilities and nursing homes) (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company's then-overall business, herein being collectively referred to as the "Business"); provided, however, that Business shall not include any areas of business and/or services that the Company is not engaged in at such time that the Company is sold, merged, consolidated or any other event that would constitute a "Change of Control" (as defined in Section 9 of the Agreement), regardless of whether the successor or acquiring entity is then engaged in such other areas of business and/or services; (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company's Business; (iii) the Company's Business is national in scope; (iv) the Executive's work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in these Restrictive Covenants are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into the Agreement (as defined below) but for the covenants and agreements set forth herein. Accordingly, the Executive covenants and agrees that:

         (a) At any time during his employment with the Company and ending one year following (i) termination of the Executive's employment with the Company (irrespective of the reason for such termination) or (ii) payment of any severance, whichever occurs last, the Executive shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity other than the Company), anywhere in the United States in (i) the Business and (ii) any material component of the Business; provided, however, that the Executive's ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation shall not be deemed to constitute competition.

         (b) During and after the period during which the Executive is employed, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the Business and affairs of the Company and its affiliates, all confidential matters relating to the Company's Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the "Confidential Company Information"), including, without limitation, information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company and its affiliates,
(ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of these Restrictive Covenants or the Agreement. Notwithstanding the foregoing, this section (b) shall not apply to the extent that the Executive is acting to the extent necessary to comply with legal process; provided that in the event that the Executive is subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, he shall immediately notify the Company thereof.

         (c) During the period commencing on the date hereof and ending two years following the date upon which the Executive shall cease to be an employee of the Company or its affiliates, the Executive shall not, without the Company's prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company or any of its affiliates, any employee or independent contractor thereof or hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within one year of the termination of such employee's or independent contractor's employment or other service with the Company and its affiliates, or
(ii) solicit, contact, market to, work for, or assist others in soliciting any customer or client of the Company with whom the Company was in contact with or was providing goods and services to at the time of the Executive's termination of employment with the Company. During such period, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company's or any of its affiliates' relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates.

         (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive concerning the Business of the Company and its affiliates shall be the Company's property and shall be delivered to the Company at any time on request.

         RIGHTS AND REMEDIES UPON BREACH OF RESTRICTIVE COVENANTS.

         (a) The Executive acknowledges and agrees that any breach by him of any of the provisions of sections (a) through (d) above (the "Restrictive Covenants") would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

         (i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

         (ii) The right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

         (b) The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by the Executive, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

Agreed to and accepted by:

/s/ Recie Bomar
-----------------------------
Recie Bomar

                                                                       EXHIBIT C

ANNUAL CASH BONUS          Target:  Up to 40% of annual                          $72,000
                           salary (At plan:1/2on
                           corporate financial results;
                           1/2 on individual results)


GRANTS OF LONG-TERM

INCENTIVES:                Deferred compensation                                 15,000 units
                           performance units
                           (Target value: $25 in 2002)

                           Performance shares                                    25,000 shares
                           (Target share price for early
                           vesting: $25-$30)

                           Subject to the terms and conditions of a              75,000   shares
                           stock   option   agreement   options  to
                           purchase  the  common  stock,  par value
                           $0.0001  per share of the  Company.  The
                           options shall vest in three equal annual
                           installments  commencing  on  the  first
                           anniversary   date  of  the  Executive's
                           employment  with  the  Company,   at  an
                           exercise  price  equal to the average of
                           the  bid  and  asked  on  the  date  the
                           Executive commences  employment with the
                           Company

GENERAL DESCRIPTION
OF LONG-TERM INCENTIVES:

UNITS: By 2001 net after-tax earnings are targeted to grow to $27 million. At that level, each performance unit granted ("performance Unit") would be worth $25. Below net after-tax earnings of $21.6 million, Performance Units would be worth $0. At net after-tax earnings of $21.6 million to $27 million, the Performance Units would grow at a predetermined amount from a threshold value of $10. Above $27 million, units can grow in value from $25 to $40 at $32 million of net after-tax earnings.

PERFORMANCE SHARES: Restricted shares that would vest at end of 2006. IF EPS target or $1.08 is achieved in 2001, vesting will occur in early 2002, with similar provisions in subsequent years ($1.25 EPS in 2002, full vesting in early 2003, etc.).

NOTE: Vesting of "Performance Units", "Performance Shares' and options will accelerate upon "change in control", as defined in the Bonus Program documentation. Performance Units, Performance Shares and unvested options forfeited upon termination of employment, with vested options exercised within thirty (30) days following termination (or in the case of death, within a year from death.